                   INTERNATIONAL GAME TECHNOLOGY CORPORATION


                                     THE RULES

                                       of the

                  BARCREST SAVINGS RELATED SHARE OPTION SCHEME
               Approved by the Inland Revenue on 10 February 1999
                                (Reference:SRS/2299)

                    Adopted by the Company in Board Meeting
                                 on 22 January 1999

                                                      MACFARLANES
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                              Table of Contents
Rule                                                         Page

1    Definitions                                               1
2    Applications for Options                                  5
3    Grant of Options                                          8
4    Limitations                                              10
5    Exercise Price                                           10
6    Exercise of Options                                      10
7    Substitution of Shares                                   15
8    Variation of Share Capital                               17
9    Rights of Shares Allotted                                18
10   Availability of Shares                                   18
11   Listing                                                  18
12   Transfers of Options                                     18
13   Loss of Office                                           19
14   Powers of Directors                                      19

               INTERNATIONAL GAME TECHNOLOGY CORPORATION


1         Definitions

1.1 In this Scheme the following words and expressions bear the following meanings, namely:-

          the Act:  the Income and Corporation Taxes Act 1988;

          Adoption Date: the later of the date on which the Scheme is adopted by a board meeting and the Approval
          Date;

          Announcement Date: a date on which the Company announces its results for any period;

          Application: an application for an Option in an Approved Form;

          Approval Date: the date on which the Scheme receives formal Inland Revenue approval;

          Approved Form: a form approved by the Board and the Inland Revenue;

          Associated Company: an associated company as defined in Section 187 of the Act;

          Auditors: the Auditors for the time being of the Company;

          Board: the Board of Directors of the Company or a duly constituted committee of it authorised and empowered to operate the Scheme consisting wholly of directors of the Company who are outside directors within the meaning of Internal Revenue Service Regulations 1.162-27(e)(3) and "disinterested persons" within the meaning of US Securities and Exchange Commission Rule 16b-3(c)(i);

          Bonus Date: the date on which Repayments under a Savings Contract are due being the date on which a bonus is payable under the Savings Contract as specified by the Qualified Person in his Application pursuant to Rules 2.3.3 and 2.3.4 subject to the provisions of Rule 3.3;

          Company:  International Game Technology Corporation;

          Control:  control as defined in Section 840 of the Act;

          Date of Grant: the date on which an Option is granted as specified in the relevant Option Certificate;

          Employee: an employee of any company in the Group (including a director required by the terms of his employment or office to work for the Group or any part of it for 25 hours or more per week (exclusive of meal breaks)) who is not an Excluded Person;

          Excluded Person:  a person who has a Material Interest;

          Exercise Price: the amount payable for each Share on the exercise of an Option determined in accordance with Rule 5 below;

          Group: the Company and its subsidiaries (as defined in Section 736 of the Companies Act 1985) over which the Company has control;

          Invitation:  a letter of invitation in the Approved
          Form;

          New York Stock Exchange:  The New York Stock Exchange,
          State of New York, United States of America;

          Market Value: the closing price of a Share on the New York Stock Exchange, on the last dealing day preceding the date an Invitation is made under Rule 2.1 on which dealings in the Shares took place on the New York Stock Exchange as derived from the Wall Street Journal expressed in Sterling using as the exchange rate the [pound symbol]:$ spot exchange rate at close of business in New York for that day;

          Material Interest: an interest in 25 per cent or more of the Company's share capital contrary to paragraph 8 of Schedule 9 to the Act;

          Option: a right to acquire Shares granted pursuant to the Scheme;

          Option Certificate:  the Option Certificate in the
          Approved Form;

          Option Holder:  a Qualified Person or a former
          Qualified Person who holds an Option in accordance with the terms of the Scheme, or where the context permits, a person becoming entitled to any such Option in consequence of the death of the original Option Holder;

          Option Period: a period of six months commencing on the Bonus Date and being the period within which (subject to the provisions of the Scheme) the Options must be exercised, if at all;

          Qualified Person:  any Employee who:

          (i) is chargeable to tax in respect of his employment under Case 1 of Schedule E; and

          (ii) will have been so employed by a company in the Group for a continuous period of at least one year on the date on which the Board makes its Invitation for Applications under Rule 2.1.
               For the avoidance of doubt periods of service with any such Company prior to its joining the Group shall be disregarded and a Qualified Person who takes maternity leave under the provisions of Part VIII of the Employment Rights Act 1996 and exercises her right to return to work under that Act shall not be deemed to cease to be in the employment of the Company by virtue of taking that maternity leave and the period of maternity leave shall count towards the period of continuous employment;

          The Board may, at its discretion, resolve to waive or vary all or any of the above conditions in respect of any Employee (but not so that they breach the requirements of paragraph 26 of
          Schedule 9 to the Act). Any Employee to whom the Board sends an Invitation in exercise of the discretion shall be allowed to participate in the Scheme on similar terms to all other Qualified Persons;

          Repayments: repayments made to a Qualified Person under a Savings Contract and either including or not including the bonus payable under the Savings Contract as specified by the Qualified Person in his Application, subject to the provisions of Rule 3;

          Savings Authority: Nationwide Building Society or such other building society within the meaning of the Building Societies Act 1986 or bank within the meaning of the Banking Act 1987 nominated by the Board for the purpose of the Scheme;

          Savings Contract: a certified contractual savings scheme within the meaning of Section 326 of the Act entered into by the Qualified Person which has been approved for the purposes of Schedule 9 to the Act by the Board of Inland Revenue;

          Scheme:  the Barcrest Savings Related Share Option
          Scheme;

          SEC:  the United States of America Securities and
          Exchange Commission or any successor body;

          Shares: common stock at a nominal value of $.000625 in the capital of the Company whether issued or unissued which satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9 to the Act;

          Specified Age:  60.

1.2       In this Scheme (unless the context requires otherwise):-

1.2.1 any reference to any statute or statutory provisions shall be construed as including a reference to any modification, re-enactment or extension of such statute or statutory provision for the time being in force, to any subordinate legislation made under the same and to any former statutes or statutory provisions which is consolidated or re-enacted;

1.2.2 the singular includes a reference to the plural and vice versa;

1.2.3     the masculine gender shall include the feminine gender;

1.2.4 references to the exercise of an Option shall where the context so allows include the exercise of an Option in part.

1.3 The Scheme shall be governed by and construed in accordance with the law of England and Wales.

2         Applications for Options

2.1 The Board may at any time after the Adoption Date, subject to any restrictions imposed under the US Securities and Exchange Commission Rules, invite Applications under the Scheme from Qualified Persons by sending them Invitations. Provided that:-

2.1.1 if the Company is prevented by statute, order, regulation or government directive from inviting
          Applications from a Qualified Person within any such period then the Board may invite such Applications within the period of twenty-one days after the lifting of such restriction; and

2.1.2 the Board may invite Applications outside these periods in circumstances which it considers in its absolute discretion to be exceptional.

2.2       Each Invitation shall be in writing and shall specify:-

2.2.1 the Exercise Price (or the time and manner in which the Exercise Price will be communicated to Qualified Persons);

2.2.2     the last date by which Applications must be received
          (which shall be neither earlier than 14 days nor later than 21 days after the date of the Invitation);

2.2.3     whether the Board has decided to allow Qualified
          Persons to choose, for the purpose of determining the number of Shares over which an Option is to be granted, whether the payment under the Savings Contract is to be taken as including a bonus available under such Savings Contract (and, if so, which bonus) or no bonus at all; and

2.2.4 whether it is open to the Qualified Person to choose between Savings Contracts of different durations and Bonus Dates falling on different anniversaries of the commencement of the Savings Contract and, if so, which Bonus Dates;

          and the Board may, at its discretion, determine and include in the Invitations details of the maximum number of Shares over which Options may be granted at that time or any maximum monthly saving contribution.

2.3 Each Invitation shall be accompanied by such documents relating to the Savings Contract as the Savings Authority may prescribe and an Application which shall provide for the Qualified Person to state:-

2.3.1 the monthly savings contribution (being a multiple of [pound symbol]1 and not less than the minimum amount specified in the Savings Contract) which he wishes to make under the related Savings Contract;

2.3.2 that his proposed monthly savings contribution under the Savings Contract, when added to any monthly savings contributions then being made under any other savings contract linked to an option granted under the Scheme or any other scheme approved under Schedule 9 to the Act will not exceed the maximum permitted under Rule 4.2; and

2.3.3 if he may choose whether the Repayment under the Savings Contract be taken to include a bonus or no bonus for the purpose described in Rule 2.2.3, his choice in that respect; and

2.3.4 if he may choose between Savings Contracts of different durations or Bonus Dates falling on different anniversaries of the commencement of the Savings Contract, his choice in that respect;

          and to authorise the Board to enter on the form of Savings Contract such monthly savings contribution (not exceeding the maximum stated on the Application) as shall be determined pursuant to Rule 3 below.

2.4 Not later than the date specified in the Invitation as the last date for receipt of an Application, each person who was a Qualified Person on the date of the Invitation may, by the return of a duly completed Application complying with the requirements of this Rule 2 as specified on the Application, apply for an Option. A person may only submit one Application for an Option of any particular duration in response to each Invitation which he receives, but he may apply for Options of different durations, if the Invitation so permits. If he receives more than one Invitation relating to Options proposed to be granted on the same Date of Grant, he may submit only one Application for an Option of any particular duration in response to both or all of them, but he may apply for Options of different durations, if the Invitation(s) so permit(s).

2.5 An Application for an Option shall be in writing and shall be accompanied by such documents relating to the Savings Contract as the Savings Authority may prescribe, and the valid completion and return of such documents shall be a precondition of the grant of an Option.

3         Grant of Options

3.1 No Option shall be granted to any director or employee who has ceased to be a Qualified Person at the Date of Grant.

3.2 Subject to Rules 3.1 and 3.3, the Board shall grant an Option to each Qualified Person who has submitted a valid Application in respect of the number of Shares for which he has applied within 30 days of the date by reference to which the relevant Exercise Price was fixed. If, in applying the scaling down provisions contained in Rule 3.3, Options cannot be granted within the 30 day period referred to in this Rule 3.2, the Options may be granted within 40 days of the date by reference to which the relevant Exercise Price was fixed.

3.3 If valid Applications are received for a total number of Shares in excess of any maximum number of Shares determined by the Board pursuant to Rule 2.1 or any limitation under Rule 4, the Board shall scale down Applications by taking the following steps (or by such other procedure agreed by the Board in advance with the Inland Revenue) until the number of Shares applied for equals or is less than the number of Shares available:-

3.3.1 by deeming each choice under Rule 2.3.3 to include a bonus to be a choice to include no bonus in the Repayment;

3.3.2     by reducing the monthly savings contributions pro rata
          (and consequently the number of Shares applied for) provided that the monthly savings contributions of a Qualified Person shall not be reduced below the minimum amount specified in the Savings Contract;

3.3.3 by selecting Applications by lot, each based on a monthly savings contribution of the minimum specified in the Savings Contract and the inclusion of no bonus in the Repayment.

          If after applying the above steps the number of Shares available is still insufficient to enable an Option based on the minimum monthly contributions specified in the Savings Contract to be granted to each Qualified Person whose Application so remains, no Options shall be granted.

3.4 Each Application shall be deemed to have been modified or withdrawn in accordance with the provisions of Rule 3.3 and the Board shall complete each Savings Contract proposal form to reflect any reduction in monthly savings contributions resulting therefrom.

3.5 As soon as possible after Options have been granted the Company shall issue to each Option Holder an Option Certificate executed by the Company in such manner as the Board may from time to time prescribe. Each Option Certificate shall specify the Date of Grant of the Option, the number of Shares over which the Option is granted and the Exercise Price. If any Option Certificate shall be worn out, defaced, destroyed or lost, it may be renewed on such evidence being provided as the Board may reasonably require.

3.6 No amount shall be paid in respect of the grant of an Option but the maintenance of the Savings Contract by the Option Holder shall be a condition of the continuance of the Option provided that the discontinuance of a Savings Contract with a view to the exercise of an Option will not preclude the Option Holder from exercising that Option.

4         Limitations

4.1 No Options shall be granted hereunder later than 10 years after the Adoption Date.

4.2 Contributions made by an Option Holder under his Savings Contract shall not be less than the minimum amount per month specified in the Savings Contract and shall be made in multiples of [pound symbol]1 per month. The maximum payments an Option Holder may make under his Savings Contract (when aggregated with the monthly payments being made under any other Savings Contracts entered into by the Option Holder and at that date still outstanding) shall be [pound symbol]250 per month or such other amount as may be specified in paragraph 24 of
          Schedule 9 of the Act from time to time.

5         Exercise Price

          Each Option is to be an Option to subscribe for or acquire Shares in the Company at a price per Share determined by the Board but in any event not less than the higher of:-

          (i)  the nominal value of such Share; and

          (ii) 80 percent (or such other percentage as may be specified in paragraph 25 of Schedule 9 to the Act from time to time) of the Market Value of a Share.

6         Exercise of Options

6.1 Subject to Rules 6.2 and 6.5 below, the Option Holder may only exercise the Option if:-

6.1.1 at the date of exercise the Option Holder is employed by or holds office with a company in the Group and is not an Excluded Person; and

6.1.2     the Option Period has commenced and not expired.

6.2 The Option shall, in the following circumstances, be exercisable earlier and otherwise than as aforesaid:-

6.2.1 if the Option Holder ceases to hold office or employment with a company in the Group by reason of injury, disability evidenced to the satisfaction of the Board or redundancy (within the meaning of the Employment Rights Act 1996) or by reason of retirement on reaching the Specified Age or any other age at which he is bound to retire in accordance with the terms of his contract of employment or by reason of the Option Holder ceasing to be a director or employee of a company in the Group because his employing company ceases to be a member of the Group or the business or part of the business in which he is employed is transferred outside the Group then he shall exercise the Option within six months of so ceasing provided that the Option may not be exercised more than six months after the relevant Bonus Date. To the extent that an Option so exercisable is not exercised within that period it shall then lapse;

6.2.2 if the Option Holder dies before the commencement of the Option Period while still holding office or being employed by a company in the Group the Option must be exercised (if at all) within twelve months of his death by his legal personal representatives. If the Option Holder dies during the Option Period while still holding office or being employed by a company in the Group then the Option may be exercised within twelve months after the relevant Bonus Date by his legal personal representatives. To the extent that an Option so exercisable is not exercised within that period it shall then lapse;

6.2.3 if an Option Holder ceases to hold office or employment with a company in the Group more than three years after the Date of Grant for any reason except dismissal by his employer for dishonesty or fraud then he may exercise the Option within six months of so ceasing provided that the Option may not be exercised more than six months after the relevant Bonus Date. To the extent that an Option so exercisable is not exercised within that period it shall then lapse;

6.2.4 if an Option Holder reaches the Specified Age, then he may exercise his Option within six months after attaining that age, whether or not he retires at that age provided that the Option may not be exercised more than six months after the relevant Bonus Date;

6.2.5 if any person obtains Control of the Company while the Option Holder holds office or is employed by a company in the Group as a result of making:-

          6.2.5.1 a general offer to acquire the whole of the issued share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company, or

          6.2.5.2 a general offer to acquire all the shares in the Company which are of the same class as the Shares the Option may be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied provided that the Option may not be exercised more than six months after the relevant Bonus Date. To the extent that an Option so exercisable is not exercised within such period, it shall then lapse;

6.2.6 if the Company passes a resolution for voluntary winding up, the Option may be exercised within six months of the passing of the resolution provided that the Option may not be exercised more than six months after the relevant Bonus Date. To the extent that an Option so exercisable is not exercised within that period it shall then lapse;

6.2.7 for the purposes of Rule 6.2.5 a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

6.3 If an Option Holder ceases to hold office or employment with a company in the Group less than three years after the Date of Grant for any reason other than those set out in Rules 6.2.1 or
          6.2.2 or more than three years after the date of grant for any reason other than those set out in Rules 6.2.1 to 6.2.3 the Option shall lapse;

6.4 For the purposes of the Scheme, a woman who leaves employment due to pregnancy will be regarded as having left the employment of a company in the Group on the earliest of the date she notifies her employing company of her intention not to return and the last day of the 29 week period commencing on the date of confinement.

6.5 No person shall be treated for the purposes of Rules 6.1, 6.2.1, 6 2.3 and 6.3 as ceasing to hold an office or employment with a company in the Group until he ceases to hold any office or employment in any company in the Group or an Associated Company. If, at the Bonus Date, the Option Holder holds an office or employment with a company which is a company over which the Company has Control or an Associated Company but which is not a member of the Group (or is a member of the Group which does not participate in the Scheme), then the Option Holder may exercise the Option during the Option Period.

6.6 Each Option is to be exercisable by an Option Holder once only in respect of all or any proportion of the Ordinary Shares comprised in the Option granted to him as adjusted in accordance with the provisions of the Scheme.

6.7 If, before the earliest time when, in accordance with the provisions of this Scheme, an Option Holder may exercise an Option he gives (or under the regulations governing the Savings Contract is deemed to have given) notice that he intends to stop paying contributions thereunder, such Option shall thereupon lapse.

6.8 Exercise of an Option is to be by application in writing addressed to the Company or to such other person as the Board shall direct and specifying the number of Shares in respect of which the Option is being exercised and accompanied by the Option Certificate, such application to be delivered or sent by prepaid post to the registered office for the time being of the Company or to such office as may from time to time be specified by the Board. Exercise of the Option is conditional on receipt of the Exercise Price (which shall not exceed the sum obtained by way of Repayments). For this purpose any Repayment shall exclude the repayment of any contribution the due date for payment of which falls:-

6.8.1 more than one month after the date on which the Repayment is made, or

6.8.2 after the end of the period within which the Option may be exercised.

          If the Company is procuring the transfer of Shares from a third party under Rule 6.9 then it shall receive the Exercise Price as agent for the third party.

6.9 Subject to the regulations and enactments for the time being in force under any applicable national or foreign securities law and any rules, regulations and other requirements of any stock exchange or automated quotation system upon which the Shares may be listed or quoted and subject to compliance by the Option Holder with the terms of the Option the Company shall not later than thirty days after receipt of the application and the relevant Exercise Price make an allotment to the Option Holder of the number of Shares specified in the application at the Exercise Price (as adjusted in accordance with the provisions of the Scheme) and will (subject to the provisions of Rule 6.10) deliver to the Option Holder evidence of title to such Shares provided that instead of allotting and issuing the appropriate number of Shares the Company shall have the right to satisfy its obligations of allotment by (in whole or in part) procuring that some or all of the Shares are transferred by a third party to the relevant Option Holder. For these purposes delivery or transfer to an Option Holder includes delivery or transfer to a nominee for the Option Holder provided that the Option Holder acquires the beneficial ownership of the Shares delivered or transferred.

6.10 The Company shall have no obligation to issue or deliver evidence of title for Shares under the Scheme prior to:-

6.10.1 obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

6.10.2 completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

7         Substitution of Shares

7.1 Notwithstanding the provisions of Rules 6.2.5 and 6.2.6 if any company ("the Acquiring Company") shall obtain Control of the Company as a result of making:-

7.1.1 a general offer to acquire the whole of the issued share capital of the Company which offer is made on a condition that if the condition is satisfied the Acquiring Company will have Control of the Company; or

7.1.2 a general offer to acquire all shares of the Company which are of the same class as the Shares; or

          any Option Holder may at any time within the appropriate period (as defined in Rule 7.2 below) by agreement with the Acquiring Company release his Option under the Scheme ("the Old Option") in consideration of the grant to him of an option ("the New Option") which is equivalent (as defined in Rule 7.3 below) to the Old Option but relates to shares in a company other than the Company (being either the Acquiring Company or some other company within the provisions of paragraph 10(b) or (c) of Schedule 9 to the Act). The New Option shall, for all the purposes of the Scheme, be treated as having been acquired at the same time as the Old Option.

7.2 For the purposes of Rule 7.1 above the appropriate period means a period of six months beginning with the time when the Acquiring Company has obtained Control of the Company and (if applicable) any condition subject to which the offer is made is satisfied;

7.3 For the purposes of Rule 7.1 above the New Option shall be equivalent to the Old Option if the requirements of paragraph 15(3)(a) to (d) inclusive of Schedule 9 to the Act are met.

7.4 For the avoidance of doubt if the Option Holder does not release his rights pursuant to the provisions of this Rule or exercise his Option pursuant to the provisions of Rules 6.2.5 or
          6.2.6 hereof within the periods permitted by those rules then all such Options held by him shall lapse.

7.5 If, in accordance with this Rule 7, an Old Option is released and a New Option granted, the New Option shall not be exercisable under Rules 6.2.3 or 6.2.6 by virtue of the event by reason of which the New Option was granted.

7.6 Notwithstanding the definitions contained in Rule 1, if a New Option is granted pursuant to the provisions of Rule 7.1, then for the purposes of that New Option references (directly or indirectly) in Rules 6.2.5 and 6.2.6 and 7 and 13 to the Company and Share shall respectively mean the Acquiring Company and a share in the capital of the Acquiring Company or of some other company which satisfies the provisions of paragraphs 10 to 14 of
          Schedule 9 to the Act (except that reference to the Company in the definition of the Group shall continue to refer to International Game Technology Corporation).

8         Variation of Share Capital

          On any variation of the share capital of the Company (whether by way of capitalisation or rights issue or sub-division or consolidation of the Shares) the Exercise Price and the number of Shares comprised in an Option shall be varied in such manner as the Board shall determine and such decision of the Board shall be final and binding on the Option Holder and the Company provided that:-

8.1 no adjustment to the Exercise Price shall be made pursuant to the provisions of this Rule which would result in any Shares being issued unlawfully at a discount and if in the case of any such Shares such an adjustment would but for this proviso have so resulted the Exercise Price payable for such Shares shall be the nominal amount thereof;

8.2 no variation to the number of Shares comprised in an Option or the Exercise Price thereof shall be made pursuant to any of the provisions contained in this Rule until the Auditors shall (acting as experts and not as arbitrators) have certified in writing that such variation is in their opinion fair and reasonable;

8.3 no such variation shall be made until the Board of Inland Revenue have approved such variation.

9         Rights of Shares Allotted

          Shares to be allotted pursuant to the exercise of any Option shall rank pari passu in all respects and as one class with the Shares in issue at the date of allotment but shall not rank for any dividend the record date of which precedes the date of exercise of the Option.

10        Availability of Shares

          The Company shall at all times have available sufficient unissued Shares to meet any exercise of any Option taking into account any arrangements made by the Company to procure the transfer by a third party to the relevant Option Holder of Shares to satisfy (whether in full or in part) the exercise of any Option.

11        Listing

          The Company shall use its reasonable endeavours to register the Shares allotted pursuant to the exercise of an Option with the SEC or to effect compliance with the registration, qualification and listing requirements of any national or foreign securities laws, stock exchange or automated quotation system.

12        Transfers of Options

12.1 No Option granted pursuant to this Scheme nor the benefit thereof may be transferred assigned charged or otherwise alienated save that nothing herein contained shall prohibit the transmission of an Option by operation of law.

12.2 If an Option Holder does or suffers an act or thing whereby he would or might be deprived of the legal or beneficial ownership of an Option that Option shall forthwith lapse and the Board shall not knowingly permit its exercise.

13        Loss of Office

          If any Option Holder shall cease to hold office or employment with a company in the Group for any reason he shall not be entitled by way of compensation for loss of office or (save as otherwise provided herein) on any other basis to any sum or other benefit to compensate him for the loss of any right under the Scheme.

14        Powers of Directors

14.1 The decisions of the Board shall be final and binding in all matters relating to the Scheme.

14.2 The Board may at any time discontinue the grant of further Options or decide in any year not to grant any Options. If the Scheme is discontinued the provisions of the Scheme shall nevertheless continue in full force and effect in relation to Options then subsisting.

14.3 The Board may amend any of the provisions of the Scheme in any way it thinks fit save that:-

14.3.1 (subject as herein provided) it may not modify the terms of an Option already granted except with the consent of the Option Holder; and

14.3.2 no amendment shall have effect until approved by the Board of Inland Revenue.

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